Exhibit 99.1

Press Release
For Immediate Distribution

OVERLAND STORAGE REPORTS

FISCAL 2008 THIRD QUARTER RESULTS

— Gross Margin Continues to Improve —

SAN DIEGO – April 24, 2008 – Overland Storage, Inc. (Nasdaq: OVRL) today reported results for its fiscal 2008 third quarter and nine-month period ended March 31, 2008.

Net revenue for the fiscal 2008 third quarter was $31.8 million, compared with $37.8 million for the same period a year ago.  The company reported a net loss of $4.9 million, or $0.39 per share, for the fiscal 2008 third quarter compared with a net loss of $9.2 million, or $0.72 per share, for the same period a year earlier.

For the first nine months of fiscal 2008, the company reported net revenue of $98.8 million compared with $126.4 million for the same period in the prior fiscal year.  Net loss for the first nine months of fiscal 2008 was $16.0 million, or $1.25 per share, compared with a net loss of $38.1 million, or $2.97 per share, in the first nine months of fiscal 2007.  The 2007 nine-month period net loss included an $8.4 million, or $0.66 per share, charge related to the impairment of acquired technology.

The company noted that revenue for the fiscal 2008 third quarter decreased 15.9 percent from the fiscal 2007 third quarter due to lower sales to OEM customers.  Specifically, sales to the company’s largest OEM customer were down 28.2 percent compared with the fiscal 2007 third quarter, reflecting the previously announced transition by the customer to a new product from an alternate supplier.  Total branded revenue in the fiscal 2008 third quarter was relatively unchanged compared to the same period of fiscal 2007.

Revenue for the fiscal 2008 third quarter decreased 6.7 percent sequentially from the second quarter of the current fiscal year.  Sales to OEM customers were relatively unchanged from the second quarter, while branded revenue followed the historical trend of seasonally slow third quarters and declined 9.2 percent from the second quarter.

Gross profit in the fiscal 2008 third quarter of $7.7 million improved 54.0 percent from the $5.0 million gross profit posted in the 2007 third quarter, despite declining revenue.  On a sequential basis, gross profit decreased only 1.0 percent from $7.8 million in the fiscal 2008 second quarter, despite the 6.7 percent decline in revenue.  The gross profit margin of 24.2 percent in the fiscal 2008 third quarter improved over the fiscal 2007 third quarter margin of 13.3 percent, and on a sequential basis improved over the 22.8 percent margin in the fiscal 2008 second quarter.  The company noted that the margin improvement from the prior year quarter primarily reflected the elimination of charges and redundant costs associated with its terminated outsourced manufacturing arrangement.

Operating expense of $12.4 million in the fiscal 2008 third quarter declined 12.7 percent from $14.2 million in the fiscal 2007 third quarter.  This decline continues to reflect the completion of a number of material-intensive product development projects and the company’s reduced spending levels compared to the prior year.  Sequentially, operating expense decreased 10.8 percent from the fiscal 2008 second quarter level of $13.9 million primarily because the second quarter included a non-recurring $1.3 million purchase of software that is being used in a development project.

 “We were disappointed in the performance of our channel sales this quarter,” commented Vern LoForti, president and chief executive officer of Overland Storage.  “Although the March quarter is historically a seasonally slower quarter than December, we had hoped to reverse that trend this year.  Unfortunately, this did not happen, although the sequential decline was much less than in the prior two years.  For several months, we have been working to both expand our sales force, and through training and close monitoring, amplify its performance.  During the quarter, it became apparent that we still needed to make a number of personnel changes in EMEA and in the Americas, and we took corrective action.  Consequently, our sales pipeline was interrupted, setting back our efforts to grow our branded business.  This interruption underscores the importance of sales personnel maintaining close and frequent contact with channel partners.  On the positive side, we have been very pleased with the strong performance posted by many of our newer hires.  We believe that we have corrected the personnel issues, and put new management in place to help ensure that we can resume sales growth.

“We are especially encouraged by our improved gross profit margin, and proud to report the fourth consecutive quarter of margin growth.  We have come a long way from the 13.3 percent we reported a year ago to the 24.2 percent we reported today.  As we continue to invest in our sales force, we are spending conservatively on other areas of the company.

“I am pleased that Ravi Pendekanti joined us this week as VP of worldwide marketing, filling a critical position that had been vacant for some time.  I expect him to increase the visibility of Overland and our products, strengthen relationships with our existing channel partners, develop new partners and help us drive revenue.

“Finally, we continue to manage our receivables, inventories and other working capital closely.  We were pleased with the $19.1 million quarter-end balance of cash and short-term investments, and will continue our cash preservation efforts.  We remain focused on leveraging the broadest product portfolio in the history of Overland, and are excited about our future product roadmap.   The combination of compelling products, strong channel partner relationships, well-designed marketing programs and an expanded and disciplined professional sales force are the elements we need to return Overland to profitability,” concluded LoForti.

About Overland Storage

Now in its 27th year, Overland Storage is a market leader and innovative provider of smart, affordable data protection appliances that help midrange and distributed enterprises ensure business-critical data is constantly protected, readily available and always there. Overland’s award-winning products include NEO SERIES® and ARCvault™ tape libraries, REO SERIES® disk-based appliances with Virtual Tape Library (VTL) capabilities and ULTAMUS® RAID high-performance, high-density storage. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believe,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include possible delays in new product introductions and shipments; market acceptance of the company’s new product offerings; the performance of the company’s newly restructured management and sales team and the successful execution of the company’s marketing programs; the need to hire additional sales employees and train existing employees on new products; the ability to maintain strong relationships with branded channel partners; the timing and market acceptance of new product introductions by competitors; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; the timing and amount of licensing royalties; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors detailed from time to time in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO Series, REO, NEO Series, NEO, ARCvault Series, ARCvault and ULTAMUS are trademarks of Overland Storage, Inc.

Webcast: A live audio Webcast of Overland’s management conference call discussing fiscal 2008 third quarter results will be held beginning at 5:00 p.m. EDT, April 24, 2008, and will be posted at www.overlandstorage.com.  Please provide adequate time to log on.  Following the broadcast, the conference call will be archived for future access on Overland’s website.

CONTACT INFORMATION:

Vernon A. LoForti, President and CEO

Email: vloforti@overlandstorage.com

858-571-5555

Kurt L. Kalbfleisch, VP Finance and CFO

Email:  kkalbfleisch@overlandstorage.com

858-571-5555

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- Financial Tables Follow -

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 30,		March 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net revenue	$31,794	$37,798	$98,755	$126,385
Cost of revenue	24,097	32,766	76,804	108,196
Gross profit	7,697	5,032	21,951	18,189

Operating expenses:
Sales and marketing	7,988	7,408	22,549	25,633
Research and development	1,972	3,351	7,229	12,400
General and administrative	2,409	3,476	7,590	10,750
Impairment of acquired technology	—	—	—	8,411
Total expenses	12,369	14,235	37,368	57,194

Operating loss	(4,672)	(9,203)	(15,417)	(39,005)
Interest income	177	308	708	1,487
Other expense, net	(369)	(171)	(970)	(493)
Loss before income taxes	(4,864)	(9,066)	(15,679)	(38,011)
Income taxes	71	137	281	78
Net loss	$(4,935)	$(9,203)	$(15,960)	$(38,089)

Net loss per share:
Basic and Diluted	$(0.39)	$(0.72)	$(1.25)	$(2.97)

Shares used in computing net loss per share:
Basic and Diluted	12,761	12,743	12,757	12,815

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	Mar 30,	June 30,
	2008	2007
	(unaudited)
ASSETS
Cash and equivalents	$13,576	$17,503
Short-term investments	5,570	5,322
Accounts receivable, net	18,480	22,572
Inventories	17,264	20,556
Other current assets	8,145	7,138
Total current assets	63,035	73,091
Property, plant and equipment, net	8,955	11,052
Other assets	2,604	3,910
Total assets	$74,594	$88,053

LIABILITIES & EQUITY
Current liabilities	$34,185	$33,525
Long-term debt	—	—
Other long-term liabilities	6,215	5,418
Shareholders’ equity	34,194	49,110
Total liabilities and equity	$74,594	$88,053